Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Executive Vice President & CFO
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Termination of Formal Agreement with the Federal Reserve

Annapolis, MD (February 2, 2016) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Company”) parent company of Severn Savings Bank, FSB (“Severn”), today announced that the Company was informed by the Federal Reserve Bank of Richmond (“FRB”), that the formal written agreement between the Company and FRB dated November 23, 2009 (the “Agreement”), was terminated effective January 21, 2016. The original agreement was between the Company and the Office of Thrift Supervision (“OTS”). As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the OTS was abolished and the regulatory oversight functions and authority of the OTS related to the Company were transferred to FRB.

“The termination of this Agreement with the Federal Reserve is further good news and continues to show the strength and good standing of this Company.  Being released from all agreements with our regulators allows the Company and Severn to focus on increasing growth and earnings,” stated Alan J. Hyatt, President and Chief Executive Officer.

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $760 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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